Exhibit 99.1

KULR Technology Group Announces Supplier Partnership of NASA Grade Carbon Fiber Cooling Technology For Drako Motors Electric Supercar

Thermal architecture from the Mars 2020 Perseverance Rover enables Drako GTE to have the highest continuous output EV battery in production today

San Diego, CA (July 23, 2020) – KULR Technology Group, Inc. (OTCQB: KULR), (the “Company” or “KULR”), announced today it will supply its carbon fiber thermal interface (FTI) material to Drako Motors, Silicon Valley manufacturer of the Drako GTE, a new ultra high performance electric supercar. As part of KULR’s space-proven thermal architecture, FTI offers superior thermal conductivity, ultra-lightweight and flexible mechanical properties designed for space exploration and defense applications where efficient cooling and size and weight restrictions are paramount.

“In our collaboration with Drako Motors, we are demonstrating a reference design platform for the highest performance EV supercar in the world,” said Michael Mo, CEO of KULR. KULR is applying its space-proven technologies to a thermal management platform for EV applications -- which includes battery thermal management with FTI materials, battery safety with passive propagation resistant (PPR) design, battery safety testing with internal short circuit (ISC) technology, and electrical motor and component cooling with FTI and phase change material (PCM) solutions.

Drako Motors will utilize KULR’s proprietary FTI as part of the thermal management system in Drako GTE, the quad motor 1,200 horsepower, 206 mph luxury electric supercar. KULR’S technology was designed with NASA for regulating extreme temperatures of sensitive components in space and will be used by the Mars Perseverance Rover mission set for launch this July 30th, 2020. Drako Motors is drawing upon KULR's technical expertise building lightweight, high-performance thermal management solutions for space exploration -- including the NICER instrument on the International Space Station, the Mercury Messenger and the SHERLOC instrument on the Mars Rover.

“Anyone who’s ever held an electronic device knows batteries can get hot and high-performance, top-end batteries can get extremely hot when pushed to their limits,” said Michael Mo. “We’re excited to partner with Drako Motors in the thermal design of their battery packs -- the very best of thermal performance in space applied to the very pinnacle of EV performance on Earth. With a unique quad motor, 1,200 horsepower architecture designed for the absolute highest levels of automotive performance, Drako GTE is the ideal EV platform to showcase the superior performance of KULR’s thermal solutions.”

The battery in Drako GTE is designed from the ground-up for megawatt power output as well as cooling capabilities to withstand track level performance on the world’s most challenging circuits. With the ability to output 1,800 continuous and 2,200 peak amps, Drako GTE is believed to have the highest continuous output EV battery in production today.

“Designing the highest performance and most sophisticated electric supercar in the world requires extreme levels of technology and innovation.” said Shiv Sikand, Co-Founder and Executive Vice President of Drako Motors. “Utilizing KULR's battery cooling architecture developed for NASA's most demanding applications enables us to safely push the limits of electric vehicle performance on both road and track.”

About KULR Technology Group, Inc.

KULR Technology Group, Inc. develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company’s roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.kulrtechnology.com.

About Drako Motors

Drako Motors was founded in San Jose, California by American entrepreneurs, Dean Drako and Shiv Sikand, with the mission of creating stunning, driver focused supercars that deliver exhilarating performance with maximum control and safety - on road and track. The company’s first limited production supercar, Drako GTE, blends stunning beauty from iconic automotive designer, Lowie Vermeersch and his Italian GranStudio team, with an ultra-advanced quad motor electric architecture. Drako GTE generates 1,200 hp, 8,800 Nm combined wheel torque and a 206 mph top speed while luxuriously accommodating four passengers and their luggage. Learn more at drakomotors.com. For press inquiries, please reach out to press@drakomotors.com

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on May 14, 2020. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

Keith Pinder

Landon Capital

Main: (404) 995-6671

kpinder@landoncapital.net

Media Contact:
Derek Newton
Head, Media Relations
Main: (786) 499-8998
derek.newton@kulrtechnology.com